As filed with the Securities and Exchange Commission

on December 3, 2021

Registration No. 333-257786

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

[ ] Pre-Effective Amendment No.  ______

[X] Post-Effective Amendment No.  _2_

Fidelity Select Portfolios

 (Exact Name of Registrant as Specified in Charter)

Registrant’s Telephone Number: 617-563-7000

245 Summer Street, Boston, Massachusetts 02210

(Address of Principal Executive Offices)

Cynthia Lo Bessette, Secretary and Chief Legal Officer 245 Summer Street Boston, Massachusetts 02210 (Name and Address of Agent for Service) EXPLANATORY NOTE

This Post-Effective Amendment is being filed solely to file as an exhibit the final opinion of Dechert LLP supporting the tax consequences of the reorganization (Exhibit 12 to Item 16) of this Registration Statement on Form N-14.

The Proxy Statement/Prospectus is incorporated by reference to the Registrant’s Registration Statement on Form N-14 filed on August 23, 2021 (SEC accession number 0001193125-21-253903). The Statement of Additional Information is incorporated by reference to the Registrant’s Registration Statement on Form N-14 filed on August 23, 2021 (SEC accession number 0001193125-21-253903).

PART C. OTHER INFORMATION

Item 15. Indemnification

Article XI, Section 2 of the Declaration of Trust sets forth the reasonable and fair means for determining whether indemnification shall be provided to any past or present Trustee or officer. It states that the Trust shall indemnify any present or past trustee or officer to the fullest extent permitted by law against liability, and all expenses reasonably incurred by him or her in connection with any claim, action, suit or proceeding in which he or she is involved by virtue of his or her service as a trustee or officer and against any amount incurred in settlement thereof. Indemnification will not be provided to a person adjudged by a court or other adjudicatory body to be liable to the Trust or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties (collectively, “disabling conduct”), or not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the Trust. In the event of a settlement, no indemnification may be provided unless there has been a determination, as specified in the Declaration of Trust, that the officer or trustee did not engage in disabling conduct.

Pursuant to Section 11 of the Distribution Agreement, the Trust agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any shares, based upon the ground that the registration statement, Prospectus, Statement of Additional Information, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, or any other statute or the common law. However, the Trust does not agree to indemnify the Distributor or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor. In no case is the indemnity of the Trust in favor of the Distributor or any person indemnified to be deemed to protect the Distributor or any person against any liability to the Issuer or its security holders to which the Distributor or such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

Pursuant to the agreement by which Fidelity Investments Institutional Operations Company LLC (“FIIOC”) is appointed transfer agent, the Registrant agrees to indemnify and hold FIIOC harmless against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from:

(1) any claim, demand, action or suit brought by any person other than the Registrant, including by a shareholder, which names FIIOC and/or the Registrant as a party and is not based on and does not result from FIIOC’s willful misfeasance, bad faith or negligence or reckless disregard of duties, and arises out of or in connection with FIIOC’s performance under the Transfer Agency Agreement; or

(2) any claim, demand, action or suit (except to the extent contributed to by FIIOC’s willful misfeasance, bad faith or negligence or reckless disregard of duties) which results from the negligence of the Registrant, or from FIIOC’s acting upon any instruction(s) reasonably believed by it to have been executed or communicated by any person duly authorized by the Registrant, or as a result of FIIOC’s acting in reliance upon advice reasonably believed by FIIOC to have been given by counsel for the Registrant, or as a result of FIIOC’s acting in reliance upon any instrument or stock certificate reasonably believed by it to have been genuine and signed, countersigned or executed by the proper person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable

Item 16. Exhibits

(1)	(1)	Amended and Restated Declaration of Trust, dated March 14, 2001, is incorporated herein by reference to Exhibit (a)(1) of Post-Effective Amendment No. 73.

	(2)	Certificate of Amendment of the Declaration of Trust, dated March 24, 2004, is incorporated herein by reference to Exhibit (a)(2) of Post-Effective Amendment No. 79.

	(3)	Certificate of Amendment of the Declaration of Trust, dated March 19, 2008, is incorporated herein by reference to Exhibit (a)(3) of Post-Effective Amendment No. 90.

(2)		Bylaws of the Trust, as amended and dated June 17, 2004, are incorporated herein by reference to Exhibit (b) of Fidelity Summer Street Trust’s (File No. 002-58542) Post-Effective Amendment No. 63.

(3)	Not applicable.

(4)	Form of Agreement and Plan of Reorganization is incorporated herein by reference to Exhibit A to the Proxy Statement and Prospectus filed in Post-Effective Amendment No. 1.

(5)	Articles III, X, and XI of the Amended and Restated Declaration of Trust, dated March 14, 2001, are incorporated herein by reference to Exhibit (a)(1) of Post-Effective Amendment No. 73; Article VIII of the Certificate of Amendment of the Declaration of Trust, dated March 19, 2008, is incorporated herein by reference to Exhibit (a)(3) of Post-Effective Amendment No. 90; and Articles IV and VI of the Bylaws of the Trust, as amended and dated June 17, 2004, are incorporated herein by reference to Exhibit (b) of Fidelity Summer Street Trust’s (File No. 002-58542) Post-Effective Amendment No. 63.

(6)	(1)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Air Transportation Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(1) of Post-Effective Amendment No. 155.

	(2)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Automotive Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(2) of Post-Effective Amendment No. 155.

(3)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Banking Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(3) of Post-Effective Amendment No. 155.

(4)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Biotechnology Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(4) of Post-Effective Amendment No. 155.

(5)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Brokerage and Investment Management Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(5) of Post-Effective Amendment No. 155.

(6)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Chemicals Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(6) of Post-Effective Amendment No. 155.

(7)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Communication Services Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(7) of Post-Effective Amendment No. 155.

(8)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Communications Equipment Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(8) of Post-Effective Amendment No. 155.

(9)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Computers Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(9) of Post-Effective Amendment No. 155.

(10)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Construction and Housing Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(10) of Post-Effective Amendment No. 155.

(11)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Consumer Discretionary Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(11) of Post-Effective Amendment No. 155.

(12)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Consumer Finance Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(12) of Post-Effective Amendment No. 155.

(13)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Consumer Staples Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(13) of Post-Effective Amendment No. 155.

(14)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Defense and Aerospace Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(14) of Post-Effective Amendment No. 155.

(15)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Energy Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(15) of Post-Effective Amendment No. 155.

(16)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Energy Service Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(16) of Post-Effective Amendment No. 155.

(17)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Environment and Alternative Energy Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(17) of Post-Effective Amendment No. 155.

(18)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Fidelity Flex Real Estate Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(18) of Post-Effective Amendment No. 155.

(19)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Fidelity International Real Estate Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(19) of Post-Effective Amendment No. 155.

(20)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Fidelity Real Estate Investment Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(20) of Post-Effective Amendment No. 155.

(21)	Amended and Restated Management Contract, dated September 21, 2020, between Fidelity Select Portfolios: Fidelity Telecom and Utilities Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(21) of Post-Effective Amendment No. 160.

(22)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Financial Services Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(22) of Post-Effective Amendment No. 155.

(23)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Gold Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(23) of Post-Effective Amendment No. 155.

(24)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Health Care Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(24) of Post-Effective Amendment No. 155.

(25)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Health Care Services Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(25) of Post-Effective Amendment No. 155.

(26)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Industrials Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(26) of Post-Effective Amendment No. 155.

(27)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Insurance Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(27) of Post-Effective Amendment No. 155.

(28)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: IT Services Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(28) of Post-Effective Amendment No. 155.

(29)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Leisure Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(29) of Post-Effective Amendment No. 155.

(30)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Materials Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(30) of Post-Effective Amendment No. 155.

(31)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Medical Technology and Devices Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(31) of Post-Effective Amendment No. 155.

(32)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Natural Gas Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(32) of Post-Effective Amendment No. 155.

(33)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Natural Resources Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(33) of Post-Effective Amendment No. 155.

(34)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Pharmaceuticals Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(34) of Post-Effective Amendment No. 155.

(35)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Retailing Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(35) of Post-Effective Amendment No. 155.

(36)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Semiconductors Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(36) of Post-Effective Amendment No. 155.

(37)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Software and IT Services Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(37) of Post-Effective Amendment No. 155.

(38)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Technology Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(38) of Post-Effective Amendment No. 155.

(39)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Telecommunications Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(39) of Post-Effective Amendment No. 155.

(40)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Transportation Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(40) of Post-Effective Amendment No. 155.

(41)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Utilities Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(41) of Post-Effective Amendment No. 155.

(42)	Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Select Portfolios: Wireless Portfolio and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(42) of Post-Effective Amendment No. 155.

(43)	Amended and Restated Sub-Advisory Agreement, between FIL Investment Advisors, Fidelity Management & Research Company LLC, and Fidelity Select Portfolios, on behalf of Fidelity International Real Estate Fund is incorporated herein by reference to Exhibit (d)(43) of Post-Effective Amendment No. 155.

(44)	Amended and Restated Sub-Advisory Agreement, between FIL Investments (Japan) Limited and FIL Investment Advisors, on behalf of Fidelity International Real Estate Fund is incorporated herein by reference to Exhibit (d)(44) of Post-Effective Amendment No. 155.

(45)	Amended and Restated Sub-Advisory Agreement, between FIL Investment Advisors (UK) Limited and FIL Investment Advisors, on behalf of Fidelity International Real Estate Fund is incorporated herein by reference to Exhibit (d)(45) of Post-Effective Amendment No. 155.

(46)	Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Hong Kong) Limited, on behalf of Air Transportation Portfolio, Automotive Portfolio, Banking Portfolio, Biotechnology Portfolio, Brokerage and Investment Management Portfolio, Chemicals Portfolio, Communication Services Portfolio, Communications Equipment Portfolio, Computers Portfolio, Construction and Housing Portfolio, Consumer Discretionary Portfolio, Consumer Finance Portfolio, Consumer Staples Portfolio, Defense and Aerospace Portfolio, Energy Portfolio, Energy Service Portfolio, Environment and Alternative Energy Portfolio, Financial Services Portfolio, Gold Portfolio, Health Care Portfolio, Health Care Services Portfolio, Industrials Portfolio, Insurance Portfolio, Fidelity International Real Estate Fund, IT Services Portfolio, Leisure Portfolio, Materials Portfolio, Medical Technology and Devices Portfolio, Natural Gas Portfolio, Natural Resources Portfolio, Pharmaceuticals Portfolio, Fidelity Real Estate Investment Portfolio, Retailing Portfolio, Semiconductors Portfolio, Software and IT Services Portfolio, Technology Portfolio, Fidelity Telecom and Utilities Fund, Telecommunications Portfolio, Transportation Portfolio, Utilities Portfolio, and Wireless Portfolio, is incorporated herein by reference to Exhibit (d)(21) of Fidelity Advisor Series I’s (File No. 002-84776) Post-Effective Amendment No. 235.

(47)	Schedule A to the Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Hong Kong) Limited, on behalf of Air Transportation Portfolio, Automotive Portfolio, Banking Portfolio, Biotechnology Portfolio, Brokerage and Investment Management Portfolio, Chemicals Portfolio, Communication Services Portfolio, Communications Equipment Portfolio, Computers Portfolio, Construction and Housing Portfolio, Consumer Discretionary Portfolio, Consumer Finance Portfolio, Consumer Staples Portfolio, Defense and Aerospace Portfolio, Energy Portfolio, Energy Service Portfolio, Environment and Alternative Energy Portfolio, Financial Services Portfolio, Gold Portfolio, Health Care Portfolio, Health Care Services Portfolio, Industrials Portfolio, Insurance Portfolio, Fidelity International Real Estate Fund, IT Services Portfolio, Leisure Portfolio, Materials Portfolio, Medical Technology and Devices Portfolio, Natural Gas Portfolio, Natural Resources Portfolio, Pharmaceuticals Portfolio, Fidelity Real Estate Investment Portfolio, Retailing Portfolio, Semiconductors Portfolio, Software and IT Services Portfolio, Technology Portfolio, Fidelity Telecom and Utilities Fund, Telecommunications Portfolio, Transportation Portfolio, Utilities Portfolio, and Wireless Portfolio, is incorporated herein by reference to Exhibit (d)(116) of Fidelity Investment Trust’s (File No. 002-90649) Post-Effective Amendment No. 189.

(48)	Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Hong Kong) Limited, on behalf of Fidelity Flex Real Estate Fund is incorporated herein by reference to Exhibit (d)(48) of Post-Effective Amendment No. 155.

(49)	Schedule B to the Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Hong Kong) Limited, on behalf of Fidelity Flex Real Estate Fund is incorporated herein by reference to Exhibit (d)(49) of Post-Effective Amendment No. 155.

(50)	Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Japan) Limited, on behalf of Air Transportation Portfolio, Automotive Portfolio, Banking Portfolio, Biotechnology Portfolio, Brokerage and Investment Management Portfolio, Chemicals Portfolio, Communication Services Portfolio, Communications Equipment Portfolio, Computers Portfolio, Construction and Housing Portfolio, Consumer Discretionary Portfolio, Consumer Finance Portfolio, Consumer Staples Portfolio, Defense and Aerospace Portfolio, Energy Portfolio, Energy Service Portfolio, Environment and Alternative Energy Portfolio, Financial Services Portfolio, Gold Portfolio, Health Care Portfolio, Health Care Services Portfolio, Industrials Portfolio, Insurance Portfolio, Fidelity International Real Estate Fund, IT Services Portfolio, Leisure Portfolio, Materials Portfolio, Medical Technology and Devices Portfolio, Natural Gas Portfolio, Natural Resources Portfolio, Pharmaceuticals Portfolio, Fidelity Real Estate Investment Portfolio, Retailing Portfolio, Semiconductors Portfolio, Software and IT Services Portfolio, Technology Portfolio, Fidelity Telecom and Utilities Fund, Telecommunications Portfolio, Transportation Portfolio, Utilities Portfolio, and Wireless Portfolio, is incorporated herein by reference to Exhibit (d)(25) of Fidelity Advisor Series I’s (File No. 002-84776) Post-Effective Amendment No. 235.

(51)	Schedule A to the Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Japan) Limited, on behalf of Air Transportation Portfolio, Automotive Portfolio, Banking Portfolio, Biotechnology Portfolio, Brokerage and Investment Management Portfolio, Chemicals Portfolio, Communication Services Portfolio, Communications Equipment Portfolio, Computers Portfolio, Construction and Housing Portfolio, Consumer Discretionary Portfolio, Consumer Finance Portfolio, Consumer Staples Portfolio, Defense and Aerospace Portfolio, Energy Portfolio, Energy Service Portfolio, Environment and Alternative Energy Portfolio, Financial Services Portfolio, Gold Portfolio, Health Care Portfolio, Health Care Services Portfolio, Industrials Portfolio, Insurance Portfolio, Fidelity International Real Estate Fund, IT Services Portfolio, Leisure Portfolio, Materials Portfolio, Medical Technology and Devices Portfolio, Natural Gas Portfolio, Natural Resources Portfolio, Pharmaceuticals Portfolio, Fidelity Real Estate Investment Portfolio, Retailing Portfolio, Semiconductors Portfolio, Software and IT Services Portfolio, Technology Portfolio, Fidelity Telecom and Utilities Fund, Telecommunications Portfolio, Transportation Portfolio, Utilities Portfolio, and Wireless Portfolio, is incorporated herein by reference to Exhibit (d)(124) of Fidelity Investment Trust’s (File No. 002-90649) Post-Effective Amendment No. 189.

(52)	Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Japan) Limited, on behalf of Fidelity Flex Real Estate Fund is incorporated herein by reference to Exhibit (d)(52) of Post-Effective Amendment No. 155.

(53)	Schedule B to the Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Japan) Limited, on behalf of Fidelity Flex Real Estate Fund is incorporated herein by reference to Exhibit (d)(53) of Post-Effective Amendment No. 155.

(54)	Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between Fidelity Management & Research Company LLC and FMR Investment Management (UK) Limited, on behalf of Air Transportation Portfolio, Automotive Portfolio, Banking Portfolio, Biotechnology Portfolio, Brokerage and Investment Management Portfolio, Chemicals Portfolio,

Communication Services Portfolio, Communications Equipment Portfolio, Computers Portfolio, Construction and Housing Portfolio, Consumer Discretionary Portfolio, Consumer Finance Portfolio, Consumer Staples Portfolio, Defense and Aerospace Portfolio, Energy Portfolio, Energy Service Portfolio, Environment and Alternative Energy Portfolio, Financial Services Portfolio, Gold Portfolio, Health Care Portfolio, Health Care Services Portfolio, Industrials Portfolio, Insurance Portfolio, Fidelity International Real Estate Fund, IT Services Portfolio, Leisure Portfolio, Materials Portfolio, Medical Technology and Devices Portfolio, Natural Gas Portfolio, Natural Resources Portfolio, Pharmaceuticals Portfolio, Fidelity Real Estate Investment Portfolio, Retailing Portfolio, Semiconductors Portfolio, Software and IT Services Portfolio, Technology Portfolio, Fidelity Telecom and Utilities Fund, Telecommunications Portfolio, Transportation Portfolio, Utilities Portfolio, and Wireless Portfolio, is incorporated herein by reference to Exhibit (d)(29) of Fidelity Advisor Series I’s (File No. 002-84776) Post-Effective Amendment No. 235.

	(55)	Schedule A to the Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between Fidelity Management & Research Company LLC and FMR Investment Management (UK) Limited, on behalf of Air Transportation Portfolio, Automotive Portfolio, Banking Portfolio, Biotechnology Portfolio, Brokerage and Investment Management Portfolio, Chemicals Portfolio, Communication Services Portfolio, Communications Equipment Portfolio, Computers Portfolio, Construction and Housing Portfolio, Consumer Discretionary Portfolio, Consumer Finance Portfolio, Consumer Staples Portfolio, Defense and Aerospace Portfolio, Energy Portfolio, Energy Service Portfolio, Environment and Alternative Energy Portfolio, Financial Services Portfolio, Gold Portfolio, Health Care Portfolio, Health Care Services Portfolio, Industrials Portfolio, Insurance Portfolio, Fidelity International Real Estate Fund, IT Services Portfolio, Leisure Portfolio, Materials Portfolio, Medical Technology and Devices Portfolio, Natural Gas Portfolio, Natural Resources Portfolio, Pharmaceuticals Portfolio, Fidelity Real Estate Investment Portfolio, Retailing Portfolio, Semiconductors Portfolio, Software and IT Services Portfolio, Technology Portfolio, Fidelity Telecom and Utilities Fund, Telecommunications Portfolio, Transportation Portfolio, Utilities Portfolio, and Wireless Portfolio, is incorporated herein by reference to Exhibit (d)(132) of Fidelity Investment Trust’s (File No. 002-90649) Post-Effective Amendment No. 189.

	(56)	Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between Fidelity Management & Research Company LLC and FMR Investment Management (UK) Limited, on behalf of Fidelity Flex Real Estate Fund is incorporated herein by reference to Exhibit (d)(56) of Post-Effective Amendment No. 155.

	(57)	Schedule B to the Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between Fidelity Management & Research Company LLC and FMR Investment Management (UK) Limited, on behalf of Fidelity Flex Real Estate Fund is incorporated herein by reference to Exhibit (d)(57) of Post-Effective Amendment No. 155.

(7)	(1)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Air Transportation Portfolio, is incorporated herein by reference to Exhibit (e)(1) of Post-Effective Amendment No. 155.

	(2)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Automotive Portfolio, is incorporated herein by reference to Exhibit (e)(2) of Post-Effective Amendment No. 155.

(3)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Banking Portfolio, is incorporated herein by reference to Exhibit (e)(3) of Post-Effective Amendment No. 155.

(4)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Biotechnology Portfolio, is incorporated herein by reference to Exhibit (e)(4) of Post-Effective Amendment No. 155.

(5)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Brokerage and Investment Management Portfolio, is incorporated herein by reference to Exhibit (e)(5) of Post-Effective Amendment No. 155.

(6)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Chemicals Portfolio, is incorporated herein by reference to Exhibit (e)(6) of Post-Effective Amendment No. 155.

(7)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Communication Services Portfolio, is incorporated herein by reference to Exhibit (e)(7) of Post-Effective Amendment No. 155.

(8)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Communications Equipment Portfolio, is incorporated herein by reference to Exhibit (e)(8) of Post-Effective Amendment No. 155.

(9)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Computers Portfolio, is incorporated herein by reference to Exhibit (e)(9) of Post-Effective Amendment No. 155.

(10)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Construction and Housing Portfolio, is incorporated herein by reference to Exhibit (e)(10) of Post-Effective Amendment No. 155.

(11)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Consumer Discretionary Portfolio, is incorporated herein by reference to Exhibit (e)(11) of Post-Effective Amendment No. 155.

(12)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Consumer Finance Portfolio, is incorporated herein by reference to Exhibit (e)(12) of Post-Effective Amendment No. 155.

(13)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Consumer Staples Portfolio, is incorporated herein by reference to Exhibit (e)(13) of Post-Effective Amendment No. 155.

(14)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Defense and Aerospace Portfolio, is incorporated herein by reference to Exhibit (e)(14) of Post-Effective Amendment No. 155.

(15)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Energy Portfolio, is incorporated herein by reference to Exhibit (e)(15) of Post-Effective Amendment No. 155.

(16)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Energy Service Portfolio, is incorporated herein by reference to Exhibit (e)(16) of Post-Effective Amendment No. 155.

(17)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Environment and Alternative Energy Portfolio, is incorporated herein by reference to Exhibit (e)(17) of Post-Effective Amendment No. 155.

(18)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Fidelity Flex Real Estate Fund, is incorporated herein by reference to Exhibit (e)(18) of Post-Effective Amendment No. 155.

(19)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Fidelity International Real Estate Fund, is incorporated herein by reference to Exhibit (e)(19) of Post-Effective Amendment No. 155.

(20)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Fidelity Real Estate Investment Portfolio, is incorporated herein by reference to Exhibit (e)(20) of Post-Effective Amendment No. 155.

(21)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Fidelity Telecom and Utilities Fund, is incorporated herein by reference to Exhibit (e)(21) of Post-Effective Amendment No. 155.

(22)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Financial Services Portfolio, is incorporated herein by reference to Exhibit (e)(22) of Post-Effective Amendment No. 155.

(23)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Gold Portfolio, is incorporated herein by reference to Exhibit (e)(23) of Post-Effective Amendment No. 155.

(24)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Health Care Portfolio, is incorporated herein by reference to Exhibit (e)(24) of Post-Effective Amendment No. 155.

(25)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Health Care Services Portfolio, is incorporated herein by reference to Exhibit (e)(25) of Post-Effective Amendment No. 155.

(26)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Industrials Portfolio, is incorporated herein by reference to Exhibit (e)(26) of Post-Effective Amendment No. 155.

(27)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Insurance Portfolio, is incorporated herein by reference to Exhibit (e)(27) of Post-Effective Amendment No. 155.

(28)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of IT Services Portfolio, is incorporated herein by reference to Exhibit (e)(28) of Post-Effective Amendment No. 155.

(29)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Leisure Portfolio, is incorporated herein by reference to Exhibit (e)(29) of Post-Effective Amendment No. 155.

(30)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Materials Portfolio, is incorporated herein by reference to Exhibit (e)(30) of Post-Effective Amendment No. 155.

(31)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Medical Technology and Devices Portfolio, is incorporated herein by reference to Exhibit (e)(31) of Post-Effective Amendment No. 155.

(32)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Natural Gas Portfolio, is incorporated herein by reference to Exhibit (e)(32) of Post-Effective Amendment No. 155.

(33)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Natural Resources Portfolio, is incorporated herein by reference to Exhibit (e)(33) of Post-Effective Amendment No. 155.

(34)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Pharmaceuticals Portfolio, is incorporated herein by reference to Exhibit (e)(34) of Post-Effective Amendment No. 155.

(35)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Retailing Portfolio, is incorporated herein by reference to Exhibit (e)(35) of Post-Effective Amendment No. 155.

(36)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Semiconductors Portfolio, is incorporated herein by reference to Exhibit (e)(36) of Post-Effective Amendment No. 155.

(37)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Software and IT Services Portfolio, is incorporated herein by reference to Exhibit (e)(37) of Post-Effective Amendment No. 155.

	(38)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Technology Portfolio, is incorporated herein by reference to Exhibit (e)(38) of Post-Effective Amendment No. 155.

	(39)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Telecommunications Portfolio, is incorporated herein by reference to Exhibit (e)(39) of Post-Effective Amendment No. 155.

	(40)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Transportation Portfolio, is incorporated herein by reference to Exhibit (e)(40) of Post-Effective Amendment No. 155.

	(41)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Utilities Portfolio, is incorporated herein by reference to Exhibit (e)(41) of Post-Effective Amendment No. 155.

	(42)	Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Select Portfolios and Fidelity Distributors Company LLC, on behalf of Wireless Portfolio, is incorporated herein by reference to Exhibit (e)(42) of Post-Effective Amendment No. 155.

	(43)	Form of Selling Dealer Agreement (most recently revised September 2010), is incorporated herein by reference to Exhibit (e)(5) of Fidelity Hereford Street Trust’s (File No. 033-52577) Post-Effective Amendment No. 37.

	(44)	Form of Selling Dealer Agreement for Bank-Related Transactions (most recently revised April 2006), is incorporated herein by reference to Exhibit (e)(6) of Fidelity Hereford Street Trust’s (File No. 033-52577) Post-Effective Amendment No. 37.

	(45)	Form of Bank Agency Agreement (most recently revised November 2014), is incorporated herein by reference to Exhibit (e)(7) of Fidelity Hereford Street Trust’s (File No. 033-52577) Post-Effective Amendment No. 37.

(8)		Amended and Restated Fee Deferral Plan of the Non-Interested Person Trustees of the Fidelity Equity and High Income Funds effective as of September 15, 1995, as amended and restated as of March 1, 2018, is incorporated herein by reference to Exhibit (f) of Fidelity Commonwealth Trust’s (File No. 002-52322) Post-Effective Amendment No. 150.

(9)	(1)	Custodian Agreement, dated January 1, 2007, between Brown Brothers Harriman & Company and Air Transportation Portfolio, Automotive Portfolio, Banking Portfolio, Biotechnology Portfolio, Brokerage and Investment Management Portfolio, Chemicals Portfolio, Communication Services Portfolio, Communications Equipment Portfolio, Computers Portfolio, Construction and Housing Portfolio, Consumer Discretionary Portfolio, Consumer Finance Portfolio, Consumer Staples Portfolio, Defense and Aerospace Portfolio, Energy Portfolio, Energy Service Portfolio, Environment and Alternative Energy Portfolio, Fidelity Real Estate Investment Portfolio, Fidelity Telecom and Utilities Fund, Financial Services Portfolio, Gold Portfolio, Health Care Portfolio, Health Care Services Portfolio, Industrials Portfolio, Insurance Portfolio, IT Services Portfolio, Leisure Portfolio, Materials Portfolio, Medical Equipment and Systems Portfolio (currently known as Medical Technology and Devices Portfolio), Natural Gas Portfolio, Natural Resources Portfolio, Pharmaceuticals Portfolio, Retailing Portfolio, Semiconductors Portfolio, Software and IT Services Portfolio, Technology Portfolio, Telecommunications Portfolio, Transportation Portfolio, Utilities Portfolio, and Wireless Portfolio is incorporated herein by reference to Exhibit (g)(1) of Fidelity Advisor Series I’s (File No. 002-84776) Post-Effective Amendment No. 72.

	(2)	Custodian Agreement, dated January 1, 2007, between State Street Bank and Trust Company and Fidelity Flex Real Estate Fund is incorporated herein by reference to Exhibit (g)(4) of Fidelity Advisor Series I’s (File No. 002-84776) Post-Effective Amendment No. 72.

	(3)	Custodian Agreement, dated January 1, 2007, between The Northern Trust Company and Fidelity International Real Estate Fund is incorporated herein by reference to Exhibit (g)(9) of Fidelity Financial Trust’s (File No. 002-79910) Post-Effective Amendment No. 45.

(10)	(1)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Air Transportation Portfolio is incorporated herein by reference to Exhibit (m)(1) of Post-Effective Amendment No. 155.

	(2)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Automotive Portfolio is incorporated herein by reference to Exhibit (m)(2) of Post-Effective Amendment No. 155.

	(3)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Banking Portfolio is incorporated herein by reference to Exhibit (m)(3) of Post-Effective Amendment No. 155.

	(4)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Biotechnology Portfolio is incorporated herein by reference to Exhibit (m)(4) of Post-Effective Amendment No. 155.

	(5)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Brokerage and Investment Management Portfolio is incorporated herein by reference to Exhibit (m)(5) of Post-Effective Amendment No. 155.

	(6)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Chemicals Portfolio is incorporated herein by reference to Exhibit (m)(6) of Post-Effective Amendment No. 155.

	(7)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Communication Services Portfolio is incorporated herein by reference to Exhibit (m)(7) of Post-Effective Amendment No. 155.

	(8)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Communication Services Portfolio: Fidelity Advisor Communication Services Fund: Class A is incorporated herein by reference to Exhibit (m)(8) of Post-Effective Amendment No. 155.

	(9)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Communication Services Portfolio: Fidelity Advisor Communication Services Fund: Class C is incorporated herein by reference to Exhibit (m)(9) of Post-Effective Amendment No. 155.

	(10)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Communication Services Portfolio: Fidelity Advisor Communication Services Fund: Class I is incorporated herein by reference to Exhibit (m)(10) of Post-Effective Amendment No. 155.

	(11)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Communication Services Portfolio: Fidelity Advisor Communication Services Fund: Class M is incorporated herein by reference to Exhibit (m)(11) of Post-Effective Amendment No. 155.

(12)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Communication Services Portfolio: Fidelity Advisor Communication Services Fund: Class Z is incorporated herein by reference to Exhibit (m)(12) of Post-Effective Amendment No. 155.

(13)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Communications Equipment Portfolio is incorporated herein by reference to Exhibit (m)(13) of Post-Effective Amendment No. 155.

(14)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Computers Portfolio is incorporated herein by reference to Exhibit (m)(14) of Post-Effective Amendment No. 155.

(15)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Construction and Housing Portfolio is incorporated herein by reference to Exhibit (m)(15) of Post-Effective Amendment No. 155.

(16)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Consumer Discretionary Portfolio is incorporated herein by reference to Exhibit (m)(16) of Post-Effective Amendment No. 155.

(17)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Consumer Finance Portfolio is incorporated herein by reference to Exhibit (m)(17) of Post-Effective Amendment No. 155.

(18)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Consumer Staples Portfolio is incorporated herein by reference to Exhibit (m)(18) of Post-Effective Amendment No. 155.

(19)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Consumer Staples Portfolio: Fidelity Advisor Consumer Staples Fund: Class A is incorporated herein by reference to Exhibit (m)(19) of Post-Effective Amendment No. 155.

(20)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Consumer Staples Portfolio: Fidelity Advisor Consumer Staples Fund: Class C is incorporated herein by reference to Exhibit (m)(20) of Post-Effective Amendment No. 155.

(21)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Consumer Staples Portfolio: Fidelity Advisor Consumer Staples Fund: Class I is incorporated herein by reference to Exhibit (m)(21) of Post-Effective Amendment No. 155.

(22)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Consumer Staples Portfolio: Fidelity Advisor Consumer Staples Fund: Class M is incorporated herein by reference to Exhibit (m)(22) of Post-Effective Amendment No. 155.

(23)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Consumer Staples Portfolio: Fidelity Advisor Consumer Staples Fund: Class Z is incorporated herein by reference to Exhibit (m)(23) of Post-Effective Amendment No. 155.

(24)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Defense and Aerospace Portfolio is incorporated herein by reference to Exhibit (m)(24) of Post-Effective Amendment No. 155.

(25)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Energy Portfolio is incorporated herein by reference to Exhibit (m)(25) of Post-Effective Amendment No. 155.

(26)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Energy Service Portfolio is incorporated herein by reference to Exhibit (m)(26) of Post-Effective Amendment No. 155.

(27)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Environment and Alternative Energy Portfolio is incorporated herein by reference to Exhibit (m)(27) of Post-Effective Amendment No. 155.

(28)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Flex Real Estate Fund is incorporated herein by reference to Exhibit (m)(28) of Post-Effective Amendment No. 155.

(29)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Real Estate Fund is incorporated herein by reference to Exhibit (m)(29) of Post-Effective Amendment No. 155.

(30)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Real Estate Fund: Fidelity Advisor International Real Estate Fund: Class A is incorporated herein by reference to Exhibit (m)(30) of Post-Effective Amendment No. 155.

(31)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Real Estate Fund: Fidelity Advisor International Real Estate Fund: Class C is incorporated herein by reference to Exhibit (m)(31) of Post-Effective Amendment No. 155.

(32)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Real Estate Fund: Fidelity Advisor International Real Estate Fund: Class I is incorporated herein by reference to Exhibit (m)(32) of Post-Effective Amendment No. 155.

(33)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Real Estate Fund: Fidelity Advisor International Real Estate Fund: Class M is incorporated herein by reference to Exhibit (m)(33) of Post-Effective Amendment No. 155.

(34)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Real Estate Fund: Fidelity Advisor International Real Estate Fund: Class Z is incorporated herein by reference to Exhibit (m)(34) of Post-Effective Amendment No. 155.

(35)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Real Estate Investment Portfolio is incorporated herein by reference to Exhibit (m)(35) of Post-Effective Amendment No. 155.

(36)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Telecom and Utilities Fund is incorporated herein by reference to Exhibit (m)(36) of Post-Effective Amendment No. 155.

(37)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Financial Services Portfolio is incorporated herein by reference to Exhibit (m)(37) of Post-Effective Amendment No. 155.

(38)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Gold Portfolio is incorporated herein by reference to Exhibit (m)(38) of Post-Effective Amendment No. 155.

(39)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Gold Portfolio: Fidelity Advisor Gold Fund: Class A is incorporated herein by reference to Exhibit (m)(39) of Post-Effective Amendment No. 155.

(40)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Gold Portfolio: Fidelity Advisor Gold Fund: Class C is incorporated herein by reference to Exhibit (m)(40) of Post-Effective Amendment No. 155.

(41)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Gold Portfolio: Fidelity Advisor Gold Fund: Class I is incorporated herein by reference to Exhibit (m)(41) of Post-Effective Amendment No. 155.

(42)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Gold Portfolio: Fidelity Advisor Gold Fund: Class M is incorporated herein by reference to Exhibit (m)(42) of Post-Effective Amendment No. 155.

(43)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Gold Portfolio: Fidelity Advisor Gold Fund: Class Z is incorporated herein by reference to Exhibit (m)(43) of Post-Effective Amendment No. 155.

(44)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Health Care Portfolio is incorporated herein by reference to Exhibit (m)(44) of Post-Effective Amendment No. 155.

(45)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Health Care Services Portfolio is incorporated herein by reference to Exhibit (m)(45) of Post-Effective Amendment No. 155.

(46)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Industrials Portfolio is incorporated herein by reference to Exhibit (m)(46) of Post-Effective Amendment No. 155.

(47)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Insurance Portfolio is incorporated herein by reference to Exhibit (m)(47) of Post-Effective Amendment No. 155.

(48)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for IT Services Portfolio is incorporated herein by reference to Exhibit (m)(48) of Post-Effective Amendment No. 155.

(49)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Leisure Portfolio is incorporated herein by reference to Exhibit (m)(49) of Post-Effective Amendment No. 155.

(50)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Materials Portfolio is incorporated herein by reference to Exhibit (m)(50) of Post-Effective Amendment No. 155.

(51)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Materials Portfolio: Fidelity Advisor Materials Fund: Class A is incorporated herein by reference to Exhibit (m)(51) of Post-Effective Amendment No. 155.

(52)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Materials Portfolio: Fidelity Advisor Materials Fund: Class C is incorporated herein by reference to Exhibit (m)(52) of Post-Effective Amendment No. 155.

(53)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Materials Portfolio: Fidelity Advisor Materials Fund: Class I is incorporated herein by reference to Exhibit (m)(53) of Post-Effective Amendment No. 155.

(54)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Materials Portfolio: Fidelity Advisor Materials Fund: Class M is incorporated herein by reference to Exhibit (m)(54) of Post-Effective Amendment No. 155.

(55)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Materials Portfolio: Fidelity Advisor Materials Fund: Class Z is incorporated herein by reference to Exhibit (m)(55) of Post-Effective Amendment No. 155.

(56)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Medical Technology and Devices Portfolio is incorporated herein by reference to Exhibit (m)(56) of Post-Effective Amendment No. 155.

(57)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Natural Gas Portfolio is incorporated herein by reference to Exhibit (m)(57) of Post-Effective Amendment No. 155.

(58)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Natural Resources Portfolio is incorporated herein by reference to Exhibit (m)(58) of Post-Effective Amendment No. 155.

(59)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Pharmaceuticals Portfolio is incorporated herein by reference to Exhibit (m)(59) of Post-Effective Amendment No. 155.

(60)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Retailing Portfolio is incorporated herein by reference to Exhibit (m)(60) of Post-Effective Amendment No. 155.

(61)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Semiconductors Portfolio is incorporated herein by reference to Exhibit (m)(61) of Post-Effective Amendment No. 155.

(62)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Software and IT Services Portfolio is incorporated herein by reference to Exhibit (m)(62) of Post-Effective Amendment No. 155.

(63)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Technology Portfolio is incorporated herein by reference to Exhibit (m)(63) of Post-Effective Amendment No. 155.

(64)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Telecommunications Portfolio is incorporated herein by reference to Exhibit (m)(64) of Post-Effective Amendment No. 155.

(65)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Telecommunications Portfolio: Fidelity Advisor Telecommunications Fund: Class A is incorporated herein by reference to Exhibit (m)(65) of Post-Effective Amendment No. 155.

(66)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Telecommunications Portfolio: Fidelity Advisor Telecommunications Fund: Class C is incorporated herein by reference to Exhibit (m)(66) of Post-Effective Amendment No. 155.

(67)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Telecommunications Portfolio: Fidelity Advisor Telecommunications Fund: Class I is incorporated herein by reference to Exhibit (m)(67) of Post-Effective Amendment No. 155.

(68)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Telecommunications Portfolio: Fidelity Advisor Telecommunications Fund: Class M is incorporated herein by reference to Exhibit (m)(68) of Post-Effective Amendment No. 155.

(69)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Telecommunications Portfolio: Fidelity Advisor Telecommunications Fund: Class Z is incorporated herein by reference to Exhibit (m)(69) of Post-Effective Amendment No. 155.

(70)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Transportation Portfolio is incorporated herein by reference to Exhibit (m)(70) of Post-Effective Amendment No. 155.

(71)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Utilities Portfolio is incorporated herein by reference to Exhibit (m)(71) of Post-Effective Amendment No. 155.

	(72)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Wireless Portfolio is incorporated herein by reference to Exhibit (m)(72) of Post-Effective Amendment No. 155.

	(73)	Multiple Class of Shares Plan (SectorCo) pursuant to Rule 18f-3 for Fidelity Funds with Retail, Retirement and/or Advisor Classes, dated May 16, 2018, on behalf of Fidelity Select Portfolios on behalf of Communication Services Portfolio, Consumer Staples Portfolio, Gold Portfolio, Fidelity International Real Estate Fund, Materials Portfolio, and Telecommunications Portfolio is incorporated herein by reference to Exhibit (n)(1) of Post-Effective Amendment No. 140.

	(74)	Schedule I (SectorCo), dated October 24, 2018, to the Multiple Class of Shares Plan pursuant to Rule 18f-3 for Fidelity Funds with Retail, Retirement and/or Advisor Classes, dated May 16, 2018, on behalf of Fidelity Select Portfolios on behalf of Communication Services Portfolio, Consumer Staples Portfolio, Gold Portfolio, Fidelity International Real Estate Fund, Materials Portfolio, and Telecommunications Portfolio is incorporated herein by reference to Exhibit (n)(2) of Post-Effective Amendment No. 146.

(11)	Opinion and consent of counsel Dechert LLP, as to the legality of shares being registered is incorporated herein by reference to Exhibit 11 of Fidelity Select Portfolio’s N-14.

(12)	Opinion and Consents of counsel Dechert LLP, as to tax matters - is filed herein as Exhibit 12.

(13)	Not applicable.

(14)	Consent of PricewaterhouseCoopers LLP, dated August 19, 2021, is incorporated herein by reference to Exhibit (14) of Post-Effective Amendment No. 1.

(15)	Not applicable.

(16)	Power of Attorney, dated June 1, 2021, is filed herein as Exhibit 16.

(17)	Not applicable.

Item 17. Undertakings

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of the prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each Post-Effective Amendment shall be deemed to be a new Registration Statement for the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering of them.

(3) The undersigned Registrant undertakes to file a post-effective amendment to this registration statement upon the closing of the Reorganization described in this Registration Statement that contains an opinion of counsel supporting the tax matters discussed in this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it meets all of the requirements for the effectiveness of this Registration Statement pursuant to Rule 485(b) under the Securities Act of 1933 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, and Commonwealth of Massachusetts, on the 3rd day of December 2021.

Fidelity Select Portfolios

By	/s/ Stacie M. Smith
Stacie M. Smith, President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

(Signature)		(Title)	(Date)

/s/ Stacie M. Smith		President and Treasurer	December 3, 2021
Stacie M. Smith		(Principal Executive Officer)

/s/ John J. Burke III		Chief Financial Officer	December 3, 2021
John J. Burke III		(Principal Financial Officer)

/s/ Thomas P. Bostick	*	Trustee	December 3, 2021
Thomas P. Bostick

/s/ Dennis J. Dirks	*	Trustee	December 3, 2021
Dennis J. Dirks

/s/ Donald F. Donahue	*	Trustee	December 3, 2021
Donald F. Donahue

/s/ Bettina Doulton	*	Trustee	December 3, 2021
Bettina Doulton

/s/ Vicki L. Fuller	*	Trustee	December 3, 2021
Vicki L. Fuller

/s/ Patricia L. Kampling	*	Trustee	December 3, 2021
Patricia L. Kampling

/s/ Thomas Kennedy	*	Trustee	December 3, 2021
Thomas Kennedy

/s/ Robert A. Lawrence	*	Trustee	December 3, 2021
Robert A. Lawrence

/s/ Oscar Munoz	*	Trustee	December 3, 2021
Oscar Munoz

/s/ Garnett A. Smith	*	Trustee	December 3, 2021
Garnett A. Smith

/s/ David M. Thomas	*	Trustee	December 3, 2021
David M. Thomas

/s/ Susan Tomasky	*	Trustee	December 3, 2021
Susan Tomasky

/s/ Michael E. Wiley	*	Trustee	December 3, 2021
Michael E. Wiley

*	By:	/s/ Megan C. Johnson
Megan C. Johnson, pursuant to a power of attorney dated June 1, 2021 and filed herewith.